Exhibit 99.2

TITAN PHARMACEUTICALS TO PRESENT AT CANTOR FITZGERALD GLOBAL HEALTHCARE CONFERENCE

SOUTH SAN FRANCISCO, CA – Sept. 20, 2017 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), a company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery technology, announced today that Titan President and CEO Sunil Bhonsle will present at the Cantor Fitzgerald Global Healthcare Conference on Wednesday, Sept. 27 at 9:45 a.m. EDT at the Intercontinental New York Barclay Hotel.

Mr. Bhonsle will review the company's ProNeura-based pipeline of clinical and early-stage product candidates, as well as provide a market update on Probuphine for the maintenance treatment of opioid dependence. The presentation will be available as a live and archived webcast on the Events page on Titan's website.

About Titan Pharmaceuticals

Titan Pharmaceuticals Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine and the first and only commercialized treatment of opioid dependence approved by the U.S. Food and Drug Administration to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Titan has granted commercial rights in the U.S. and Canada for Probuphine to Braeburn Pharmaceuticals. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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CONTACT:

Titan Pharmaceuticals, Inc.:

Sunil Bhonsle, President

(650) 244-4990

Investors:

Stephen Kilmer

(650) 989-2215

skilmer@titanpharm.com

Media:

Susan Thomas

(650) 989-2216

sthomas@titanpharm.com